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                                                                   EXHIBIT 99.2

AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 11, 2002

                    VITA ANNOUNCES COMPLETION OF ACQUISITION
                           OF THE HALIFAX GROUP, INC.

CHICAGO, IL, NOVEMBER 11, 2002 - VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced that on November 6, 2002, the Company completed its acquisition of The Halifax Group, Inc. in accordance with a merger agreement the Company signed on October 17, 2002. The Company expects to fully integrate Halifax's operations with the Company's wholly owned subsidiary, Virginia Honey. Earnings for Halifax will be included in Virginia Honey's results as of the effective date of the transaction, November 1, 2002, one month into the Company's fourth quarter. Robert J. Budd, the former owner of Halifax, has entered into an employment agreement to serve as the President of Halifax and report to Terry W. Hess, Virginia Honey's President, who was also named Chairman and Chief Executive Officer of the combined Halifax/Virginia Honey operations.

"We have completed this acquisition at a great time leading into 2003. We created momentum through the growth in our earnings, expanding our product offerings and improving our internal operations. And now we are poised to continue this momentum and add to our growth next year," said Stephen D. Rubin, President of Vita. Commenting on the acquisition, Clark Feldman, Executive Vice President of Vita, stated "with new products created under the Jim Beam(R) brand name, Drambuie(R) brand name and our newly-added Artie Bucco(TM) line of food products based on the popular HBO(R) series The Sopranos(R), we will be delivering an enticing array of products to consumers. Our sales team is eager to present them to our customers." Terry W. Hess, Chairman and CEO of Halifax/Virginia Honey, commented: "This is a very exciting time for me, since becoming a part of the Vita organization. Manufacturing products under these well-known brand names is a natural for us because it's what we're all about, producing and delivering quality products to consumers."

Vita Food Products, Inc. ("Vita") is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American and Chicago Stock Exchanges under the ticker symbol "VSF."

Virginia Honey, is a manufacturer and distributor of the Virginia Brand line of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, sauces, jams & jellies, and gift baskets and the Vita(R) brand line of salad dressings and

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cooking sauces. Virginia Honey operates two manufacturing facilities, one located in Inwood, West Virginia and one in Berryville, Virginia.

Halifax is a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Halifax also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items. Halifax is based in Atlanta, Georgia where it has a packaging facility and a warehouse and distribution facility.

Certain statements in this release are "forward-looking statements" as defined by the meaning of the Federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include the Company's future growth and profitability, the introduction and success of new products, changes in economic and market conditions, integration and management of acquired businesses, changes in raw material costs, downward product price movements, and the effects of competition in the Company's markets. In light of these and other risks and uncertainties, the Company makes no representation that any future results, performance or achievements expressed or implied by this release will be attained.